Exhibit 99.1

Contact: Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:

MGP INGREDIENTS ANNOUNCES THIRD QUARTER FY 2007 RESULTS

Highlights:

•                  Q3 total sales increase 18% over year ago quarter to $93.8 million

•                  Q3 diluted EPS of $0.13 compared with $0.12 in year-ago quarter

•                  Ingredients segment reports reduced loss from year ago and Q2 of FY 07

•                  Higher fuel alcohol unit volume and pricing drive distillery segment sales

•                  Distillery profitability impacted by dramatic increases in corn costs

ATCHISON, Kan., May 10, 2007—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $2,178,000, or $0.13 in diluted earnings per share, for the third quarter of fiscal 2007, which ended April 1, 2007. This compares with net income of $2,083,000, or $0.12 in diluted earnings per share, for the third quarter of fiscal 2006, which ended March 31, 2006. Total sales in the third quarter of fiscal 2007 were $93,807,000, an increase of 18 percent above sales of $79,422,000 in the year ago period.

The improvement in third quarter net income resulted from a reduced loss in the company’s ingredients segment compared to the prior year’s third quarter. This primarily was due to increased sales of specialty ingredients for food applications, which rose by approximately 12 percent over the same period a year ago and by nearly 23 percent over the second quarter of fiscal 2007. Profitability in the distillery segment was slightly lower than a year ago due to significantly higher costs for corn, the principal raw material used in the company’s alcohol production process. Distillery products sales, meanwhile, increased by approximately $17.6 million, or 31 percent, above distillery sales a year ago. Total ingredients sales in the current year’s third quarter declined by approximately $3 million, or 14 percent, from the prior year quarter, principally as a result of a decline in sales of specialty ingredients for non-food applications.

“Very similar to our first half results, the revenue growth in our distillery segment was strong due to higher alcohol pricing in all categories combined with increased unit sales of fuel alcohol, or ethanol, versus a year ago,” said Ladd Seaberg, chairman and chief executive officer. “Our fuel contracting strategy allowed us to capture substantially higher prices over spot ethanol prices during the period. In addition, we have continued to improve our production throughput and efficiencies through recent measures to improve our capacity. These measures were part of our previously announced plan to expand our total alcohol production capacity by approximately 15 percent by late this summer.”

Seaberg added, “While we reported strong gains in distillery sales this quarter, our profitability was adversely affected by rising corn costs, which averaged approximately 65 percent higher compared to a year ago. Without our hedging programs, our costs would have been even more substantial. Consistent with our hedging policy, the majority of our anticipated corn requirements for the current quarter are hedged. We maintain our focus on continually improving distillery production efficiencies, with the goal of generating strong cash flows supported with hedging and contracting strategies. On the ingredients side, we are benefiting from an improvement in the average sales price of our products as a result of changing our product mix in the food area in favor of higher end proteins and starches.”

-more-

ADD 1—MGP INGREDIENTS ANNOUNCES

The third quarter earnings performance in the ingredients segment continued to be negatively impacted primarily by lower unit sales of specialty ingredients for non-food applications combined with increased wheat prices, which averaged 20 percent higher compared to a year ago. Significantly lower sales of Chewtex® pet resins compared to a year ago were partially offset by gains in sales of specialty proteins and starches for food applications. As previously announced, MGPI has had no sales of pet resins to its former principal customer since May, 2006, following a change in the customer’s ownership.

Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the quarters and nine months ended April 1, 2007, and March 31, 2006. Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

(In thousands)	Third Qtr	Third Qtr	9 Months	9 Months
	FY 2007	FY 2006	FY 2007	FY 2006
Ingredients
Net Sales	$19,143	$22,324	$51,096	$66,786
Pre-Tax Inc. (Loss)	(1,926)	(2,175)	(10,063)	(4,568)

Distillery
Net Sales	$74,664	$57,098	$215,351	$165,353
Pre-Tax Income	5,687	5,831	36,907	16,636

Corporate	$(679)	$(836)	$(1,589)	$(1,818)

Third Quarter Sales Highlights

Total sales of distillery products in the third quarter of fiscal 2007 rose by approximately $17.6 million, or 31 percent, compared to the same quarter of fiscal 2006. This improvement was principally due to a $12.9 million, or 45 percent, increase in sales of fuel grade alcohol and a $4.1 million, or 19 percent, increase in sales of food grade alcohol. The increased sales of fuel grade alcohol resulted from higher average selling prices, accompanied by an 18 percent increase in unit volume compared to the year ago period. In the food grade area, sales of alcohol for industrial applications rose by $4.4 million, or 29 percent, while sales of alcohol for beverage applications declined by approximately 6 percent. Both of these categories experienced improved pricing. Sales of distillers feed, the principal by-product of the alcohol production process, increased by approximately $567,000, or 8 percent, over last year’s third quarter as the result of higher average selling prices.

Total ingredient sales in the third quarter of fiscal 2007 decreased by approximately $3.1 million, or 14 percent, compared to the prior year’s third quarter. This was mainly due to a 64 percent decline in sales of specialty ingredients for non-food applications, principally the MGPI Chewtex™ line of pet-related ingredients. Sales from specialty ingredients for food applications increased by approximately 12 percent over the same period a year ago as the result of improvements in average prices for both proteins and starches. Sales revenue from commodity ingredients rose by approximately 11 percent due principally to improved selling prices for commodity wheat gluten. The average selling price of commodity starches also increased, but was offset by lower unit sales.

-more-

ADD 2—MGP INGREDIENTS ANNOUNCES

Results for Nine Months

For the first nine months of fiscal 2007, the company had net income of $15,989,000, or $0.94 in diluted earnings per share, on total sales of $266,447,000, compared with net income of $6,632,000, or $0.40 in diluted earnings per share, on sales of $232,139,000 for the first nine months of fiscal 2006. This improvement was primarily due to a $49.9 million, or 30 percent, increase in distillery products sales which resulted from higher unit sales and increased prices for both food grade and fuel grade alcohol. Total ingredients sales declined by $15.7 million, or 23 percent, in the first nine months of fiscal 2007 compared with the year-ago period. Specialty food ingredient sales declined 9 percent, while sales of non-food specialty ingredients, mainly related to pet products, declined by 63 percent.

The company’s total operating income of $24.8 million for the nine months of fiscal 2007 compares favorably to the $10.4 million in the same period a year ago. Pre-tax income for the distillery segment increased by $20.3 million over the prior year. The pre-tax loss in the ingredients segment for the first nine months of fiscal 2007 amounted to $10.1 million compared with a pre-tax loss of $4.6 million incurred in the same period in fiscal 2006.

Third Quarter and Year-To-Date Effective Tax Rates

For the third quarter of fiscal 2007, the company’s income tax provision was $900,000 for an effective rate of 29.3 percent compared with a provision of $700,000 for an effective rate of 26.1 percent for the third quarter of fiscal 2006. For the nine months of fiscal 2007, the tax provision was $9.3 million for an effective rate of 36.7 percent compared to a provision of $3.6 million for an effective rate of 35.3 percent for the first nine months of fiscal 2006.

MGP to Increase Wheat Gluten Production to Meet Near-Term Customer Needs

MGP Ingredients has the largest installed vital wheat gluten capacity in the U.S., but has curtailed the use of this capacity in recent years due to increased competition from low valued gluten imports. The company’s wheat gluten is sold for use mainly as an ingredient for improving the rising ability and textural qualities of bread and other bakery products. The recent recall of contaminated pet food containing imported Chinese wheat flour misrepresented as wheat gluten has caused heightened demand for MGPI’s vital wheat gluten. In response, MGPI is taking action to increase gluten production at both the Atchison, Kansas, and Pekin, Illinois, plant locations. This increase, along with improved pricing, is expected to begin impacting the results of ingredients operations during the current quarter. If demand remains high and the company is able to timely increase production, the company anticipates that its recent wheat gluten production rate could increase threefold by the start of fiscal 2008. President Tim Newkirk emphasized, “as noted, this forward looking statement is subject to sustained market demand and the successful implementation of our efforts to restore our gluten capacity.” He added, “while this crisis involving a foreign produced ingredient that was not only tainted, but also misrepresented, mandates our short-run focus on rapidly increasing our vital wheat gluten production efforts, we must not lose sight of our long-term goal of the continued development and commercialization of our value-added wheat protein products.”

To offer assurance regarding the safety and quality of the company’s wheat gluten and specialty wheat proteins, the company reiterates:

•                  All of its wheat-based ingredients are produced in the U.S. from North American wheat;

•                  All of the wheat gluten produced by MGPI is manufactured by standards classified as food grade;

•                  The company is not importing any wheat gluten for redistribution or use in the U.S. or other markets;

•                  Chemicals such as melamine and aminopterin, which have been found in recalled pet foods, are not used in any of the company’s processes and, in fact, are not allowed for such applications in the U.S.

-more-

ADD 3—MGP INGREDIENTS ANNOUNCES

New R&D Center Completes Focus on Ingredient Solutions

Newkirk stated, “We have taken the necessary steps to better align our food ingredients assets and cost structure. Part of this effort was to allow our food scientists and applications specialists to interface more effectively with customers. March, 2007 marked the official opening of our new technical innovation center. This strengthens our capabilities related to commercialization of naturally-derived ingredient solutions. As part of our profit improvement plan, we are concentrating our efforts on supplying our customers with a more select array of high quality, premium ingredients that address nutritional, sensory and convenience issues and that can help build value while making more efficient use of our existing capacities.”

Newkirk continued, “We are on plan with improving the focus and profitability of our ingredients business. The temporary increase in vital wheat gluten demand could accelerate this process, but it will not detract from our new product commercialization programs underway. As part of our core product portfolio, we continue to work on a number of applications with the potential to enhance the performance of a variety of food systems. In the pet area, we continue to expand our product variations, as well as the potential customer base.

“On the distillery side, we were impacted over the past three months by the recent spike in corn prices. Fortunately, market demand, and therefore pricing, remains strong for all of our alcohol products. We are also very pleased to have achieved consistently higher production levels from a year ago. Our biggest challenge is to manage our costs, particularly our grain costs which make up over half of our cost of goods sold.”

Seaberg concluded, “Even during strong periods of economic growth, this past quarter was an example of the short-term volatility in the commodity grain markets, which hampered growth in overall profitability. We will continue to look for ways to minimize the swings in quarterly profitability. Our long-term goal is to produce consistently high levels of cash flow from operations. With growing distillery capacity and a newly configured specialty ingredients segment, we are only beginning to capture our potential.”

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review third quarter results. Stockholders and other interested parties may listen to the call live via telephone by dialing 800-632-2989 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com. The conference identification number for entering the call is 8734518.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs; (viii) access to capital and (ix) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

###

MGP Ingredients, Inc.

CONSOLIDATED STATEMENT OF EARNINGS

	Quarter Ended		Year to Date Ended
(unaudited) (Dollars in thousands, except per share)	April 1 2007	March 31 2006	April 1 2007	March 31 2006
Net Sales	$93,807	$79,422	$266,447	$232,139
Cost of Sales	85,467	71,348	226,847	206,141
Gross Profit	$8,340	$8,074	39,600	25,998
Selling, General and Administrative Expenses	5,432	5,471	15,399	16,219
Other Operating Income (expense)	(203)	150	568	599
Income from Operations	2,705	2,753	24,769	10,378
Other Income, Net	585	417	1,145	1,054
Interest Expense	(208)	(350)	(659)	(1,182)
Income Before Income Taxes	3,082	2,820	25,255	10,250
Provision for Income Taxes	904	737	9,266	3,618
Net Income	$2,178	$2,083	15,989	6,632
Other Comprehensive Gain (Loss)	(995)	330	(1,060)	588

Comprehensive Income	$1,183	$2,413	$14,929	$7,220

Basic Earnings Per Common Share	$0.13	$0.13	$0.97	$0.41
Diluted Earnings Per Common Share	$0.13	$0.12	$0.94	$0.40

Weighted average shares outstanding — Basic	16,471,593	16,136,450	16,406,585	16,068,767
Weighted average shares outstanding — Diluted	16,986,101	16,888,276	16,932,164	16,766,967

CONSOLIDATED BALANCE SHEETS

(unaudited) (Dollars in thousands)	April 1 2007	June 30 2006

ASSETS
Current Assets:
Cash and cash equivalents	$2,410	$14,495
Segregated cash and investments	3,954	2,291
Receivables (less allowance of $320)	38,369	32,197
Inventories	35,408	30,467
Prepaid expenses	2,516	1,098
Deferred income tax assets	5,696	1,990
Refundable income taxes	1,724	—
Total Current Assets	90,077	82,538
Property and Equipment, At Cost	355,095	336,428
Less accumulated depreciation	(224,945)	(214,593)
	$130,150	$121,835
Other Assets	201	211
	$220,428	$204,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	3,704	3,796
Revolving credit facility	2,000	—
Accounts payable	17,683	10,661
Accrued expenses	8,522	10,028
Income taxes payable	—	4,210
Deferred revenue	8,228	9,374
Total Current Liabilities	$40,137	$38,069

Long-Term Debt	9,690	12,355
Post-Retirement Benefits	6,823	6,554
Deferred Income Taxes	17,106	12,694
Stockholders’ Equity	146,672	134,912
	$220,428	$204,584